Registration No. 333-278113
Registration No. 333-268620

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-278113
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-268620

UNDER
THE SECURITIES ACT OF 1933

Wag! Group Co.
(Exact name of registrant as specified in its charter)

Delaware	88-3590180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2261 Market St., Suite 86056 San Francisco, California	94114
(Address of Principal Executive Offices)	(Zip Code)

Wag! Group Co. 2022 Omnibus Incentive Plan
(Full title of the plans)

Garrett Smallwood
Chief Executive Officer
Wag! Group Co.
2261 Market St., Suite 86056
San Francisco, California 94114
(Name, address and telephone number, including area code, of agent for service)
61833353.3

(707) 324-4219
(Registrant’s telephone number, including area code)

Copies to:

Jeffrey H. Kuras Honigman LLP 2290 First National Building 660 Woodward Avenue Detroit, MI Telephone: (313) 465-7446

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

61833353.3

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
On July 21, 2025, Wag! Group Co. (the “Company”) and certain of its wholly owned subsidiaries (together with the Company, the “Debtors”) commenced cases (and the cases commenced thereby, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the Chapter 11 Case of Wag! Group Co. (Case No. 25-11358).
On August 29, 2025, the Bankruptcy Court entered an order confirming the First Amended Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of its Affiliates dated August 26, 2025 (the “Plan”), pursuant to which all shares of common stock, par value $0.0001 per share (the “Common Stock”), and other equity interests in the Company are cancelled and extinguished as of the substantial consummation of the Plan. On September 1, 2025, the Plan was substantially consummated and the Common Stock and other equity interests in the Company were cancelled and extinguished as of such date.
The Company has terminated all offerings of its Common Stock pursuant to the below-listed registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”). Effective upon the filing of these post-effective amendments (each, a “Post-Effective Amendment”, and collectively, the “Post-Effective Amendments”), the Company removes from registration all such Common Stock of the Company that is registered but unsold under the Registration Statements, if any, amends each Registration Statement, as appropriate, to reflect the deregistration of such Common Stock, and terminates its effectiveness.
•Registration Statements No. 333-278113, registering 6,060,703 shares of Common Stock issuable pursuant to the evergreen provision of the Wag! Group Co. 2022 Omnibus Incentive Plan.
•Registration Statements No. 333-268620, registering 6,378,729 shares of Common Stock issuable pursuant to the Wag! Group Co. 2022 Omnibus Incentive Plan
Following effectiveness of these Post-Effective Amendments, the Company intends to file a Form 15 to terminate its duty to file reports under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.
61833353.3

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on September 5, 2025.

Wag! Group Co.

By:	/s/ Alec Davidian
Name:	Alec Davidian
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)
No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.
61833353.3